EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 10th day of December, 2003, by and between BOISE CASCADE OFFICE PRODUCTS CORPORATION, a Delaware corporation (“Boise Office Solutions”), and PHILLIP P. DEPAUL (the “Executive”).

R E C I T A L S :

WHEREAS, Boise Cascade Corporation (“Parent”) and OfficeMax, Inc. (“OfficeMax”), entered into an Agreement and Plan of Merger, dated July 13, 2003 (the “Merger”), whereby Parent acquired OfficeMax and is integrating its operations with Boise Office Solutions, Parent’s office products distribution business (“Combined Enterprise”); and

WHEREAS, Executive and OfficeMax entered into a Severance Agreement, dated April 7, 2003, regarding the Executive’s employment with OfficeMax (“Prior Agreement”); and

WHEREAS, Executive and OfficeMax entered into an Executive Severance Agreement, dated June 24, 2003, wherein certain provisions of the Prior Agreement were amended and modified (“Executive Severance Agreement”); and

WHEREAS, for the purposes of this Agreement, Boise Office Solutions acknowledges that there has been a “Change in Control” as that term is defined in the Executive Severance Agreement; and

WHEREAS, Boise Office Solutions desires Executive to provide services to the Combined Enterprise, and Executive desires to provide such services to the Combined Enterprise, on the terms specified herein; and

WHEREAS, Boise Office Solutions and Executive acknowledge that there will be some period of time before OfficeMax and Boise Office Solutions will be fully integrated and combined, and, therefore, references to employment with the Combined Enterprise shall be deemed to include Executive’s employment with OfficeMax after the Closing Date (as defined below), and such references to the Combined Enterprise shall mean both Boise Office Solutions and OfficeMax; and

WHEREAS, Boise Office Solutions and Executive mutually desire to agree upon the terms of Executive’s employment with the Combined Enterprise and, in addition thereto, agree to certain benefits of employment.

NOW, THEREFORE, the parties agree as follows:

1.                                       Term of Agreement.  Upon the Effective Date (as defined below), this Agreement amends and supersedes, by deleting them in their entirety, the Prior Agreement and the Executive Severance Agreement, which shall be completely null and void.  This Agreement shall be effective upon the Closing Date (as that term is defined in the Agreement and Plan of Merger) of the Merger (“Effective Date”) and shall continue in effect for a period of 36 months following the Effective Date (“Term”), at which time this Agreement shall expire by its terms and have no further force or effect; provided, however, that any confidentiality, nonsolicitation, and/or noncompete obligations binding on the Executive, including those set forth in Section 8, shall continue to be binding on him in accordance with their terms.  Notwithstanding anything to the contrary stated herein, this Agreement shall terminate prior to the date set forth above without any further acts by either party upon (a) termination of the Executive’s employment for Cause or Disability (each as respectively defined in Section 5); (b) termination of the Executive’s employment due to Executive’s death or by the Executive for other than Good Reason (as defined in Section 5); or (c) completion by Boise Office Solutions of all of its obligations if benefits shall become payable hereunder; provided, however, that any confidentiality, nonsolicitation, and/or noncompete obligations binding on the Executive, including those set forth in Section 8, shall continue to be binding on him in accordance with their terms.

2.                                       Title and Duties.  Executive shall be the “ Senior Vice President, Planning and Control,” for the Combined Enterprise, reporting to Chris Milliken, or his successor with responsibility for strategic and financial planning, accounting, internal control, internal financial reporting, and “dotted line” responsibility for security.  Executive will also serve on the Retirement Funds Investment Committee for the Parent and the Real Estate Committee for the Combined Enterprise.  The Executive shall perform such duties, compatible with the Executive’s position, as may reasonably be required.

3.                                       Compensation.

(a)                                  Base Salary.  Base annual salary shall be no less than $275,000/year (“Base Salary”) during the Term, payable at the times established by Boise Office Solutions from time to time as the normal salary payment interval for its employees, subject to the Executive’s rights set forth in Section 5(c), should Executive’s Base Salary be reduced during the Term.

(b)                                 Annual and Long-Term Incentives.  Annual and long-term incentives, if any, shall be payable to Executive from time to time in accordance with the terms of such plans applicable to the Combined Enterprise (collectively, “Bonus Programs”), which are established and maintained by Combined Enterprise or Parent on behalf of the Combined Enterprise during the Term.  Executive’s annual target bonus under such Bonus Programs shall not be less than 50% of his Base Salary during the Term.  The Combined Enterprise may modify, including termination of, any Bonus Program from time to time, and so long as such modifications are of general applicability to all participants in such program, all such modifications shall be applicable to Executive hereunder.  Executive will be treated no less favorable than other similarly situated executives of the Combined Enterprise.  No payout is guaranteed under any

Bonus Program, and payouts, if any, are strictly governed by the terms of each such program.

(c)                                  Retention Incentive.  In consideration of Executive’s employment with the Combined Enterprise, a retention incentive of $195,000 shall be paid to Executive (“Retention Incentive”) under the terms stated in this Section 3(c).  Partial payments of the Retention Incentive will be made in the form of a lump-sum cash payment at the end of the applicable 12 months, 24 months, and 36 months (measured from the Effective Date) as follows:

Period of Employment	Lump-Sum Cash Payment
12 months	$39,000
24 months	$39,000
36 months	$117,000

Payment of the Retention Incentive shall be due only if Executive remains employed with the Combined Enterprise throughout the relevant 12, 24, or 36-month period.  Payment will be made within 15 days of such partial Retention Incentive becoming due.

4.                                       Location of Employment.  Position and function shall be initially based in Cleveland, Ohio.  At a yet undetermined time (but no sooner than 12 months following the Effective Date), the function may be relocated to Itasca, Illinois, and Executive may be asked to relocate of the Itasca area.  If so, relocation benefits according to Boise Office Solutions policy will be provided.

5.                                       Termination of Employment.  The Executive shall be entitled to the benefits provided under Section 6 upon the Executive’s “Qualifying Termination” (as defined herein) during the 24-month period following the Effective Date (the “Protection Period”).  For purposes hereof, a “Qualifying Termination” shall mean (i) a termination of Executive’s employment by Boise Office Solutions for any reason other than for Cause or Disability or due to the Executive’s death, or (ii) the Executive’s termination of employment for “Good Reason” (as defined in this Section 5).

(a)                                  Disability.  If the Executive is absent from duties with the Combined Enterprise on a full-time basis for eighteen consecutive months due to a physical or mental incapacity, and the Executive has not returned to the full-time performance of the Executive’s duties within thirty (30) days after written Notice of Termination (as defined below) is given to the Executive by Boise Office Solutions, such termination shall be considered to be termination by Boise Office Solutions for “Disability” for purposes of this Agreement.

(b)                                 Cause.  Boise Office Solutions may terminate the Executive’s employment for Cause.  For purposes of this Agreement only, Boise shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of (i) a violation of any policy of Boise Office Solutions or the Combined Enterprise that causes material injury to either or both of Boise Office Solutions or the Combined Enterprise; (ii) an act of fraud, embezzlement, theft, or any other material violation of law that interferes with Executive’s ability to perform Executive’s duties and responsibilities for the Combined Enterprise; (iii) intentional damage to material assets of either or both of Boise Office Solutions or the Combined Enterprise; (iv) wrongful engagement in any competitive activity that would constitute a breach of the duty of loyalty to Boise Office Solutions or the Combined Enterprise; (v) wrongful disclosure of confidential information of Parent, Boise Office Solutions and/or Combined Enterprise; (vi) wrongful failure or refusal to perform, or gross negligence in the performance of, Executive’s duties and responsibilities for the Combined Enterprise; (vii) making unauthorized comments to the media regarding Parent, Boise Office Solutions, and/or the Combined Enterprise; or (viii) a material violation of Boise Office Solutions’ Standards of Business Conduct Policy, as updated from time to time, a current copy of which is attached.

(c)                                  Good Reason.  The Executive shall be entitled to terminate the Executive’s employment for Good Reason if a Good Reason event occurs during the Protection Period.  For purposes of this Agreement only, “Good Reason” shall exist if any of the following occur without the Executive’s express prior written consent:

(i)                                     A reduction in either the Executive’s annual rate of Base Salary or level of participation in any Bonus Program for which he is eligible (other than part of a salary reduction or changes in Bonus Programs generally imposed on all executive officers of the Combined Enterprise);

(ii)                                  An elimination or reduction of Executive’s participation in any benefit plan generally available to executive officers of the Combined Enterprise, unless the Combined Enterprise continues to offer Executive benefits substantially similar to those made available by such plan, provided, however, that a change to a plan in which executive officers of the Combined Enterprise generally participate, including termination of any such plan, if it does not result in a proportionately greater reduction in the rights of, or benefits to, Executive as compared with the other executive officers of the Combined Enterprise or is required by law or a technical change, will not be deemed to be Good Reason;

(iii)                               Failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) to the Combined Enterprise to assume Boise Office Solutions’ obligations under this Agreement; or

(iv)                              Other than as contemplated and provided for in Section 4, a transfer of Executive’s principal business office to a location outside of the area where the function for which Executive is responsible is performed.

The Executive will be deemed to have waived his rights relating to circumstances constituting Good Reason if he has not provided to Boise Office Solutions a written Notice of Termination within ninety (90) days following his knowledge of circumstances constituting Good Reason.

(d)                                 Notice of Termination.  Any purported termination of the Executive by Boise Office Solutions or by the Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 10.  For purposes of this Agreement only, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the facts, if any, supporting application of such provision.

(e)                                  Date of Termination; Dispute Concerning Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive has not returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period); or (ii) if the Executive’s employment is terminated by Boise Office Solutions for any reason other than Disability or by the Executive for any reason, the date specified in the Notice of Termination (which, in the case of a termination by Boise Office Solutions shall be not less than thirty (30) days, and in the case of a termination by the Executive shall not be more than sixty (60) days, respectively, from the date such Notice of Termination if given); or (iii) if the Executive dies, his date of death (without any requirement that a Notice of Termination be provided); provided, however, that if the party receiving such Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award referred to in Section 14; and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice shall pursue the resolution of such dispute with reasonable diligence.  Boise Office Solutions shall continue to pay the Executive the Executive’s full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive participated, according to their terms and conditions, when the Notice of Termination was given (ignoring any reductions that gave rise to Good Reason) until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.  In addition, for purposes of determining whether any Qualifying Termination has occurred during the Protection Period, the date of Notice of Termination is given pursuant to this Section shall be deemed the date of the Executive’s Qualifying Termination.

6.                                       Compensation Upon Termination.

(a)                                  Salary and Other Compensation of Benefits.  If the Executive’s employment is terminated during the Protection Period, Boise Office Solutions shall pay the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits to which the Executive is entitled through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement, or Bonus Program maintained by the Combined Enterprise or its affiliates during such period (ignoring, if applicable, any reduction that gave rise to Good Reason).

(b)                                 Disability.  During any period that Executive fails to perform the Executive’s duties hereunder as a result of mental or physical incapacity, the Executive shall continue to receive the Executive’s Base Salary at the rate then in effect and continue to participate in all benefit plans and Bonus Programs until the Executive’s employment is terminated pursuant to Section 5(a).  Thereafter, the Executive’s benefits shall be determined in accordance with the insurance and other benefit programs and Bonus Programs then applicable to the Executive.

(c)                                  Cause; Voluntary Termination of Employment Without Good Reason.  If the Executive’s employment is terminated for Cause or the Executive voluntarily terminates employment without Good Reason, Boise Office Solutions shall pay the Executive only the Executive’s Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with other compensation and benefits to which the Executive is entitled, if any, under the terms of any compensation or benefits plan, program or arrangement, or Bonus Programs maintained by the Combined Enterprise and applicable to the Executive, and Boise Office Solutions shall have no further obligations to the Executive under this Agreement.

(d)                                 Qualifying Termination.  If the Executive’s employment is terminated in a Qualifying Termination during the Protection Period, then the Executive shall be entitled to the following benefits:

(i)                                     In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination or other severance benefits, Boise Office Solutions shall pay to the Executive a lump sum payment of $445,000 (four hundred, forty-five thousand dollars);

(ii)                                  Payment under the Bonus Programs, if any is due according to the terms of each plan; and

(iii)                               $10,000 for tax and financial planning services.

To be eligible to receive benefits under this Section 6(d), the Executive shall be required to execute and deliver a valid, binding, and irrevocable general release in substantially the form attached hereto as Exhibit A (which Boise Office Solutions shall deliver to the Executive promptly after the date of his Qualifying Termination).  The payments provided for in this Section 6(d) shall be made not later than the date the release described above becomes binding and irrevocable under applicable law; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, Boise Office Solutions shall pay to the Executive on such day an estimate, as determined in good faith by Boise Office Solutions, of the minimum amount of such payments to which the Executive is clearly entitled, and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination.  If the amount finally determined to be due to the Executive is less than the estimated payment previously paid to Executive, the Executive shall repay to Boise Office Solutions, within five (5) business days following the time that the amount of the reduction of the payment due is finally determined, the portion of the payment attributable to the reduction (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).  When payments are made under this Section, Boise Office Solutions shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice Boise Office Solutions has received from outside counsel, auditors, or consultants (and any such written opinions or advice shall be attached to the statement).

(e)                                  Involuntary Termination after the Protection Period.

If the Executive’s employment is terminated by Boise Office Solutions after the end of the 24th month, but before the end of the Term for any reason other than Cause or Disability, or due to the Executive’s death, then Executive shall be entitled to the following benefits:

(1)                                  Severance equal to one year’s annual salary at the current rate; and

(2)                                  Payment under the Bonus Programs, if any is due according to the terms of each plan.

To be eligible to receive benefits under this Section 6(e), the Executive shall be required to execute and deliver a valid, binding, and irrevocable general release in substantially the form attached hereto as Exhibit A (which Boise Office Solutions shall deliver to the Executive promptly after the date of Executive’s termination of employment).  The payments provided for in this Section 6(e) shall be made not later than the date the release described above becomes binding and irrevocable under applicable law.

(f)                                    Insurance Benefits.  If the Executive’s employment is terminated in a Qualifying Termination during the Protection Period, Boise Office Solutions shall maintain in full force and effect for the 24 months following such termination all life insurance, disability insurance, accidental death and dismemberment insurance, dental coverage, and medical coverage in which the Executive and the Executive’s dependents participated immediately before the Date of Termination, on the same cost-sharing basis that applied to the Executive immediately prior to the Executive’s Date of Termination.  If such participation (or a particular type of coverage) under any such plan or arrangement shall be barred, Boise Office Solutions shall provide the Executive with benefits, at the same after-tax cost to the Executive, that are substantially similar to those the Executive and the Executive’s dependents would have otherwise received under this Section.  If the Executive, as the result of the Qualifying Termination during the Protection Period, elects to convert his Long-Term Disability Insurance, if any, to a personal policy maintained by the carrier used by Boise Office Solutions (not greater than the coverage in effect immediately prior to the Qualifying Termination), Boise Office Solutions shall reimburse the Executive for any premiums paid during the applicable period following the Qualifying Termination.  If the Executive’s employment is terminated after the Protection Period, but during the Term, Boise Office Solutions shall have no obligations under this Section 6(f), but Executive shall be entitled to receive such benefits for which Executive is enrolled, in accordance with the terms of such plan.

(g)                                 Death.  In the event of the Executive’s death, Boise Office Solutions shall have no further obligations to the Executive under this Agreement, but the Executive’s estate shall be entitled to receive death benefits under Boise Office Solutions’ benefit plans and arrangements as may be applicable to the Executive.

(h)                                 Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in Sections 6(c), (d), (e), and (f) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Sections 6(c), (d), or (e) be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.  Benefits otherwise receivable by the Executive pursuant to Section 6(f) shall be reduced to the extent comparable benefits are actually received by the Executive during the period Section 6(f) shall be applicable, and any such benefits actually received by the Executive shall be reported to Boise Office Solutions.

7.                                       Excise Taxes.  The following provisions shall apply to any excise tax imposed under Section 4999 of the Code (or its successor) (the “Excise Tax”) as a result of payments due under Section 6(d):

(a)                                  Subject to Section 7(b) below, if it shall be determined that any payment or distribution by Boise Office Solutions to or for the benefit of the Executive, whether paid or payable or distributed or distributable as a result of payments due under Section 6(d) (a ”Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Boise Office Solutions shall pay the Executive an additional amount (the “Gross-Up Payment”), such that the net amount retained by the Executive after deduction of any Excise Tax, and any federal, state, and local income tax; employment tax; excise tax; and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

(b)                                 Notwithstanding Section 7(a), and notwithstanding any other provisions of this Agreement to the contrary, if the net after-tax benefit to the Executive of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net after-tax benefit to the Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) Boise Office Solutions shall not pay the Executive the Gross-Up Payment; and (ii) the provisions of Section 7(c) below shall apply.  The term “Safe Harbor Amount” means the maximum dollar amount of parachute payments that may be paid to the Executive under Section 280G of the Code without imposition of an Excise Tax under Section 4999 of the Code.

(c)                                  The provisions of this Section 7(c) shall apply only if Boise Office Solutions is not required to pay the Executive a Gross-Up Payment as a result of Section 7(b) above.  If Boise Office Solutions is not required to pay the Executive a Gross-Up Payment as a result of the provisions of Section 7(b), Boise Office Solutions will apply a limitation on the Payment amount as set forth below (a “Parachute Cap”) as follows:  The aggregate present value of the Payments under Section 6(d) of this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Agreement Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code.  For purposes of this Section 7, “present value” shall be determined in accordance with Section 280G(d)(4) of the Code.

(d)                                 If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment (or such other time as is hereinafter described), the Executive shall repay to Boise Office Solutions, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, or local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax or a federal, state, or local income or employment tax deduction).  If the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Boise Office Solutions shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.  The Executive and Boise Office Solutions shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the total Payment.

(e)                                  Except as set forth in the next sentence, all determinations to be made under this Section 7 shall be made by the nationally recognized independent public accounting firm used by Boise Office Solutions immediately prior to the Date of Termination (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to Boise Office Solutions and the Executive within ten days of the Executive’s Date of Termination.  The value of any noncompetition covenant applicable to the Executive shall be determined by independent appraisal by a nationally recognized business valuation firm selected by Boise Office Solutions, and a portion of the Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such noncompetition covenant and shall not be treated as a parachute payment.  If any Gross-Up Payment is required to be made, Boise Office Solutions shall make the Gross-Up Payment within ten days after receiving the Accounting Firm’s calculations.  Any such determination by the Accounting Firm shall be binding upon Boise Office Solutions and the Executive.

(f)                                    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be borne solely by Boise Office Solutions.

8.                                       Confidentiality, Nonsolicitation and Covenant Not to Compete.  For the purposes of this Section 8, the term “Boise” shall include Boise Cascade Corporation (which shall include Boise Office Solutions) and the Combined Enterprise (which shall include OfficeMax), as well as their affiliates and subsidiaries.

(a)                                  Confidentiality.  Boise and/or the Combined Enterprise shall provide Executive with certain confidential information and trade secrets (“Confidential Information”).  Confidential Information includes, without limitation, the names, addresses, price lists, purchasing histories, and requirements of customers and potential customers; location, region, and company financial reports; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing strategies; acquisition and expansion plans; and other similar information.  Confidential Information shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard copy or electronic form, created or generated by or on behalf of Executive using the information, or any part thereof, described in the previous sentence.  Notwithstanding the definition of Confidential Information as set forth above, Confidential Information shall not include information that is generally available to the public other than as a result of a prohibited disclosure by Executive.  Executive recognizes that such information is the Confidential Information and trade secrets of Boise and/or the Combined Enterprise and agrees not to divulge such information to any person, firm, or institution, except as such disclosure is a necessary part of a bona fide merchandise sale negotiation with an actual or potential customer, or otherwise in connection with his duties and responsibilities as an executive of the Combined Enterprise and except as may be required by law.  Further, upon termination of employment with the Combined Enterprise, Executive will continue to treat Confidential Information as private and privileged, and will not, either for Executive’s own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution.

(b)                                 Return of Property.  On termination of Executive’s employment with the Combined Enterprise, Executive will immediately surrender, in good condition, all (a) Confidential Information; and (b) all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of Boise and/or the Combined Enterprise that Executive obtained from Boise’s and/or the Combined Enterprise’s files or databases, are supplied to Executive by Boise and/or the Combined Enterprise, or generated by Executive from Boise’s and/or the Combined Enterprise’s data and that are in Executive’s possession, custody, or control wherever located, including all reproductions or copies of such materials, whether in hard copy or electronic form; and (c) all tangible property of Boise and/or the Combined Enterprise, including, but not limited to, computers, handheld electronic devices, cellular telephones, briefcases, samples, merchandise, and furniture.

(c)                                  Nonsolicitation.  For a period beginning on the Effective Date and ending 12 months from the Date of Termination for whatever reason, Executive agrees that he shall not directly or indirectly for Executive’s benefit or on behalf of any other party (other than Boise and/or the Combined Enterprise):

(i)                                     Solicit or attempt to solicit any customer of the Combined Enterprise for the purpose of selling or distributing office supplies, paper, office furniture, computer consumables, or related office products or services.  For purposes hereof, a customer of the Combined Enterprise shall mean any person or business to whom the Combined Enterprise sold or distributed office supplies, paper, office furniture, computer consumables, or related office products and services during the last two years Executive was employed by the Combined Enterprise.

(ii)                                  Solicit or discuss potential employment opportunities with any employee of Boise and/or the Combined Enterprise (other than for opportunities with Boise and/or the Combined Enterprise) or induce or attempt to induce any employee of Boise and/or the Combined Enterprise to leave the employ of Boise and/or the Combined Enterprise, or in any way interfere with the relationship between Boise and/or the Combined Enterprise and any employee thereof without the prior express written consent of Boise Office Solutions.

(iii)                               Offer, hire, or cause to be offered or hired any person who was employed by Boise and/or the Combined Enterprise at any time during the 12 months prior to the termination of Executive’s employment with the Combined Enterprise.

(iv)                              Induce or attempt to induce any supplier, or other business relation of Boise and/or the Combined Enterprise to cease doing business with Boise and/or the Combined Enterprise or in any way interfere with the relationship between any such supplier or business relation and Boise and/or the Combined Enterprise (including, without limitation, making any negative statements or communications about Boise and/or the Combined Enterprise).

(d)                                 Covenant Not to Compete.  Executive acknowledges that as a key management employee, Executive will be involved on a high level in the development, implementation, and management of the Combined Enterprise’s business strategies and plans that by virtue of Executive’s unique and sensitive position and special background, employment of Executive by a competitor of the Combined Enterprise represents a serious competitive danger to the Combined Enterprise, and the use of Executive’s talent and knowledge and information about the Combined Enterprise’s business strategies and plans can and would constitute a valuable competitive advantage over the Combined Enterprise.  In view of the foregoing, Executive agrees that for a period of 12 months after termination of Executive’s employment with the Combined Enterprise, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Executive will not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by, or otherwise rendered service to, Staples, Office Depot (or any combination of Staples and Office Depot), or any other office products superstore retail chain, or any other business entity or person engaged in the sale or distribution of office supplies, paper, office furniture, computer consumables, or related office products or services in the Territory (as defined below); provided, however, that the ownership of not more than one (1%) of the equity of any publicly traded business entity will not be deemed a violation of this covenant.  For purposes hereof, the Territory shall be all of North America, Australia, New Zealand, and wherever the Combined Enterprise has operations as of the Date of Termination.

(e)                                  Enforcement.  Executive expressly agrees and understands that the breach of this Section 8 will cause immediate, irreparable, and immeasurable injury to Boise, and therefore agrees that in addition to any other rights Boise has in order to enforce this Section 8, Boise shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Section 8.

(f)                                    Severability.  In case any one or more of the terms contained in Section 8(c)(i), (ii), or (iii) or in Section 8(c) shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Section 8.  In addition, if any one or more of the terms contained in Section 8(c)(i), (ii), or (iii) or in Section 8(c) shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

(g)                                 No Further Obligations of Boise.  If the Executive violates any provision of this Section 8, then the obligation of Boise Office Solutions to make any Retention Incentive payments or any payments due under the terms of Sections 6(d), 6(e), or 6(f) will terminate, and Executive will not be entitled to any such payments.

9.                                       Successors; Binding Agreement.

(a)                                  Boise Office Solutions shall be entitled to assign this Agreement to a successor without Executive’s consent.  Boise Office Solutions shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Combined Enterprise, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Boise Office Solutions would be required to perform it if no such succession had taken place.  Failure of Boise Office Solutions to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Boise Office Solutions in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated the Executive’s employment for Good Reason, except that for the purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees.  If the Executive dies while any amount is still payable, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there shall be no such designee, to the Executive’s estate.

10.                                 Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipts requested, postage prepaid as follows:

If, to the Executive:	Phillip P. DePaul
Last home address shown
on Boise records

If, to Boise Office Solutions:	Boise Cascade Office
Products Corporation
Attention: CEO
150 Pierce Road
Itasca, IL 60143-1594

With copy to:	Boise Cascade Corporation
Attention: General Counsel
1111 West Jefferson Street
P.O. Box 50
Boise, ID 83728

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.                                 Miscellaneous.  By accepting, and as a condition to accepting, benefits payable under Sections 6(d), 6(e), or 6(f), the Executive agrees to waive, and will be deemed to have waived, for the Term any right or entitlement to severance or termination benefits related to the Executive’s termination of employment under any other severance or termination plan, policy, program, or arrangement, including, without limitation, the Prior Agreement and the Executive Severance Agreement.  For the

avoidance of doubt, the waiver described in the preceding sentence shall apply only during the Term and only to severance or termination benefits payable to the Executive under any such plan, policy, program, or arrangement (including the Prior Agreement and the Executive Severance Agreement).  In addition, by executing this Agreement, the Executive hereby amends and supersedes the Prior Agreement and the Executive Severance Agreement by deleting them in their entirety.  That is, after the execution of this Agreement, the Prior Agreement and the Executive Severance Agreement are void and have no further force or effect.  In no event shall the Executive be entitled to duplicative payments or benefits under this Agreement and any other severance or termination plan, policy, program, or arrangement of Boise Office Solutions, its Parent, or their subsidiaries or affiliates.  No provision of this Agreement may be modified, waived, or discharged, unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by Boise Cascade Corporation’s Board of Directors.  No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Ohio (regardless of the law which may be applicable under principles of conflicts of law).

12.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or the enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                                 Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cleveland, Ohio, in accordance with the rules of (but not necessarily appointed by) the American Arbitration Association then in effect, except as provided herein.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties in good faith shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement.  If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings.  Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties.  Any Cleveland, Ohio, court of competent jurisdiction shall appoint any arbitrator that has not been appointed within such time periods.  Judgment may include costs and attorneys’ fees and may be entered in any court of competent jurisdiction.

15.                                 No Guaranty of Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Executive a right to be retained as an employee of the Combined Enterprise.  Boise Office Solutions and/or the Combined Enterprise shall be entitled to terminate the Executive’s employment at any time, subject to providing the benefits herein specified in accordance with the terms hereof.  The Executive is free to resign from employment at any time, and Boise Office Solutions and/or the Combined Enterprise is free, subject to the terms of this Agreement, to terminate the Executive’s employment at any time and for any reason.

16.                                 Waiver.  Executive acknowledges and confirms his previous waiver of any rights he may have had to benefits payable under Section 6(e) of OfficeMax, Inc.’s Annual Incentive Plan.

17.                                 Acknowledgement that the Terms of Employment do not Constitute “Good Reason.”  By executing this Agreement, Executive acknowledges and agrees that the terms and conditions of employment, or any other term or condition provided in this Agreement, do not constitute “Good Reason” as that term is defined in Executive Severance Agreement and that no condition of “Good Reason” has occurred.

18.                                 Confidentiality.  Executive agrees that the terms of this Agreement are strictly confidential and that he may not disclose the existence of this Agreement, its term, or the amounts to be paid hereunder, to other individuals or entities.  This prohibition does not preclude disclosure to Executive’s financial, tax, or legal advisors, or spouse provided that Executive first advises and cautions any of the above individuals that the existence and terms of this Agreement are confidential and are not to be disclosed, and further that Executive obtains agreement from such individuals that they will abide by this confidentiality provision.

IN WITNESS WHEREOF, Boise Office Solutions and the Executive have caused this Agreement to be executed as of the date first written above.

BOISE CASCADE OFFICE
PRODUCTS CORPORATION

/s/ Phillip P. DePaul	By	/s/ Christopher C. Milliken
Phillip DePaul	Its	President & CEO

EXHIBIT A

FORM OF

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Release”) is made and entered into by and between                   (“Executive”) and BOISE CASCADE OFFICE PRODUCTS CORPORATION [or other Participating Employer] (“Employer”) in connection with Executive’s separation of employment with Employer, effective                            (“Separation Date”).

In consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

1.                                       In full and final settlement of any claims and demands for relief which may be asserted by Executive against Employer, its parent, predecessors, successors and assigns, and the employees, current and former directors, officers, agents, attorneys, and representatives of same, Employer will pay Executive a lump sum equal to                     , subject to applicable tax and withholdings, which amount equals the cash severance benefits payable under the Employment Agreement dated                       , 2003, by and between Executive and Employer (the “Employment Agreement”).  Executive agrees that such payment constitutes the exclusive payments due to Executive from Employer, except as specifically provided in Section 2 below.  Executive shall receive such payment as soon as practicable after this Release becomes irrevocable.

2.                                       Notwithstanding anything to the contrary contained herein, Executive and Employer agree and acknowledge that Executive is not waiving his rights to:

(a)                                  Payment of Executive’s salary, wage payments, sales bonuses or commissions, and/or reimbursable business expenses due as of the Separation Date, subject to applicable taxes and withholdings.

(b)                                 Payment of Executive’s accrued but unused Your Time Off as of the Separation Date, subject to applicable taxes and withholdings.

(c)                                  Payment of Benefits accrued as of the Separation Date under any “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended; provided, however, that as a condition to accepting the benefits payable under Section 1 above, Executive agrees to waive, and is deemed to have waived, any right or entitlement to severance or termination benefits related to Executive’s termination of employment under any other severance or termination plan, policy, program, or arrangement.

(d)                                 Executive’s rights with respect to indemnification and directors’ and officers’ insurance coverage under Parent’s corporate governance documents and directors’ and officers’ liability insurance coverage.

3.                                       Executive hereby expressly agrees and acknowledges that any and all claims and demands for relief, of whatever nature or kind, including attorneys’ fees, costs, and expenses, which Executive ever had or now has against Employer, its predecessors, successors, current and former employees, directors, officers, assigns, agents, attorneys and representatives, or affiliates, which arose out of or relate in any way to Executive’s employment with or separation from employment with Employer and/or its predecessors, shall be forever waived, released, or discharged, including, but not limited to, (i) any claims under the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001, et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq.; Title VII of the Civil Rights Act of 1991, 42 U.S.C. Sections 1981 and 1981a; the American with Disabilities Act, 42 U.S.C. Section 12100, et seq.; [add references to applicable state or local laws]; and any federal, state, or local laws prohibiting employment discrimination; (ii) claims relating to harassment, breach of contract or wrongful discharge, or breach of express or implied covenants; and (iii) claims arising from any legal restrictions on Employer’s right to terminate its employees.

4.                                       Executive represents and agrees that he has not relied on any statements by Employer regarding his rights under the various federal and state laws prohibiting discrimination in the workplace and that he is hereby advised, cautioned, warned, recommended, encouraged, and provided the opportunity to discuss all aspects of the Release with counsel of his own choosing, and that he has carefully read the Release, and that he is voluntarily and of his own free will and without any duress of any kind or nature entering into the Release.

5.                                       Executive acknowledges the receipt and sufficiency of the consideration adequate to support this Release in general, and in particular, the Executive’s releases of rights set forth in paragraphs 2 and 3 hereto, since the Executive is receiving benefits under paragraph 1 that the Executive would otherwise not have been entitled to receive.

6.                                       Executive and Employer further expressly agree and understand that the Severance Agreement and Release constitute the complete and entire agreement of the parties with respect to the subject matter hereof, and that any other promises, inducements, representations, warranties, or agreements with respect to the subject matter hereof have been superseded hereby and are not intended to survive the Release, provided that any confidentiality, nonsolicitation and/or noncompete obligations binding on Executive shall continue to be binding on him in accordance with their terms.  No amendment or modification of the Release shall be effective unless set forth in writing and signed by both the Executive and a duly authorized officer of Employer.

7.                                       Executive and Employer agree that all matters relative to the construction and interpretation of this Release shall be construed and interpreted in accordance with the laws of the state of Ohio.

[8.                                   Executive represents and agrees that he has been provided a period of 21 days to consider the terms of this Release and has been advised that, once executed, this Release may be revoked by Executive within seven days of execution.]

[Alternative paragraph (8), as appropriate:

8.                                       Executive represents and agrees that he has been provided a period of 45 days to consider the terms of this Release and has been advised that, once executed, this Release may be revoked by Executive within seven days of execution.]

9.                                       Employer is obligated to make the payments described in Section 1 above only providing the following conditions are met:

(a)                                  The seven-day revocation period under Section 8 expires without Executive revoking this Release;

(b)                                 Executive resigns as an officer of Employer;

10.                                 Executive agrees not to disclose the terms of this Release to any person, except under the circumstances described in this Release.

11.                                 This Release shall not become effective or enforceable until the eighth day after delivery of an executed copy by the Executive to the Employer, at which point it shall be effective and enforceable.

WITNESS	Name of Executive
Date

BOISE CASCADE OFFICE
PRODUCTS CORPORATION
[or other Employer]

Date	By
Title